RiverNorth Opportunities Fund, Inc. N-2/A

Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated September 24, 2020, relating to the financial statements and financial highlights of RiverNorth Opportunities Fund, Inc. for the year ended July 31, 2020, and to the references to our firm under the headings “Fund Service Providers” and “Financial Statements” in the Statement of Additional Information and “Independent Registered Public Accounting Firm” in the Prospectus Supplement.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

September 14, 2021